     As filed with the Securities and Exchange Commission on June 25, 1998


                                                    Registration No. 333-32987

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   -------

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                   -------

                                INFLUENCE, INC.
            (Exact Name of Registrant as Specified in its Charter)

         Delaware                       5047                    13-3798523
(State or other jurisdiction      (Primary SIC Code)         (I.R.S. Employer
 of incorporation or                                        Identification No.)
 organization)

                        71 Stevenson Street, Suite 1120
                        San Francisco, California 94105
                                (415) 546-7700
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                              PETER A. BICK, M.D.
                     President and Chief Executive Officer
                                Influence, Inc.
                        71 Stevenson Street, Suite 1120
                        San Francisco, California 94105
                                (415) 546-7700
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                     -------
                                   Copies to:

 PAUL I. RACHLIN, ESQ.                              JONATHAN M. MOULTON, ESQ.
    Arnold & Porter                             Testa, Hurwitz & Thibeault, LLP
    399 Park Avenue                                    High Street Tower
New York, New York 10022                                125 High Street
     (212) 715-1000                              Boston, Massachusetts 02110
                                                        (617) 248-7000

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered under the Registration Statement, other than underwriting discounts and commissions, are estimated in the following table. All of the amounts shown are estimates, except for the SEC registration fee and the NASD filing fee, and all of such expenses will be borne by Influence, Inc. ("Influence"):

Securities and Exchange Commission registration fee..............     $11,326
NASD filing fee..................................................       4,238
Nasdaq Stock Market Listing Application fee......................      17,500
Printing and engraving expenses..................................     100,000
Legal fees and expenses..........................................     200,000
Accounting fees and expenses.....................................     125,000
Blue sky fees and expenses (including counsel fees)..............      15,000
Transfer agent and registrar fees................................       2,000
Miscellaneous expenses...........................................     124,936
                                                                     --------
                  Total..........................................    $600,000
                                                                     ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Influence, Inc., a Delaware corporation (the "Company"), is empowered by Section 145 of the Delaware General Corporation Law (the "Delaware Act"), subject to the procedures and limitations stated therein, to indemnify certain parties. The Company's By-laws provide that the directors and officers shall be indemnified and held harmless to the fullest extent of applicable law.
Section 145 of the Delaware Act provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

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

         Article Tenth of the Company's Second Restated Certificate of Incorporation, as amended (the "Certificate") provides that the Company shall indemnify any and all persons whom it has the power to indemnify under Section 145 of the Delaware Act to the fullest extent permitted under such section, and such indemnity shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Article Ninth of the Company's Certificate eliminates the personal liability of the Company's directors to the fullest extent permitted under
Section 102(b)(7) of the Delaware Act, as amended. Such section permits a company's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Act (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company intends to apply for a directors' and officers' insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         Described below are sales of unregistered securities by the registrant within the past three years:

         (1) On December 14, 1994, the Company issued 5,020,144 shares of Common Stock in consideration of the par value of such shares to the founders of the Company.

         (2) From March 1995 through November 1995, 713,000 shares of Series A Preferred Stock were sold to 48 accredited investors at a price of $5.00 per share.

         (3) Pursuant to the Company's stock option plans, the Company has granted to employees and to a limited number of outside consultants options to purchase an aggregate of 1,224,377 shares of Common Stock. In 1995, the Company granted options to purchase an aggregate of 72,986 shares of Common Stock, to employees outside the United States and options to purchase 112,667 shares of Common Stock, of which 44,572 were to non-employees outside the United States and 68,095 were granted to three non-employees in the U.S. Such non-employees included two physicians who assisted in the design of one of the Company's products under development and a bookkeeper.

                  In 1996, the Company granted options to purchase an aggregate of 292,191 shares of Common Stock to employees, of which three resided in the United States, and options to purchase 38,381 shares of Common Stock to non-employees outside the United States who assisted the Company through their services. In 1998, the Company granted to employees options to purchase an aggregate of 655,803 shares of Common Stock, of which 201,452 were to 32 employees in the United States. In addition, in 1998 the Company granted options to purchase an aggregate of 192,847 shares of Common Stock to non-employees, of which an aggregate of 133,179 were to nine persons in the United States. Four of such persons were physicians involved in either in clinical trials of the Company's products or who served on the Company's Scientific Advisory Committee. Three of the nine are consultants working on the development of the Company's cancer therapy product under development. Two additional persons were outside regulatory consultants.

         (4) Medtronic, Inc. ("Medtronic") became a stockholder of the Company in connection with an agreement, dated December 10, 1996 (the "Medtronic Agreement") between Medtronic, the Company, and substantially all of the stockholders of the Company. Under the terms of the Medtronic Agreement, Medtronic received in December 1996 an option to acquire all the shares of Common and Preferred stock in the Company for approximately $180 million, or for

                                      II-2

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                  approximately $28 per share on a fully diluted basis. In
                  consideration of this option, Medtronic invested $20 million in the Company in exchange for a convertible debenture of the Company (the "Debenture"). Medtronic's option to acquire the Company expired unexercised on June 10, 1997. Pursuant to the terms of the Debenture, all outstanding principal and accrued interest on June 10, 1997, which amounted to $20,837,808, automatically converted into common stock at a conversion price of $62.55 per share, which resulted in the issuance to Medtronic of 333,164 shares, or approximately 5.43% of the outstanding Common Stock of the Company prior to the completion of the Offering.

         (5) On May 1, 1998, the Company issued a convertible promissory note (the "Note") in the principal amount of $1,000,000 to Johnson & Johnson Development Corporation ("JJDC") in connection with a letter of intent (the "Letter of Intent") among the Registrant, JJDC and its affiliate Indigo Medical, Inc. ("Indigo"). Pursuant to the Letter of Intent, which is subject to the negotiation of definitive agreements, Indigo is to become the exclusive distributor outside the United States of certain of the Registrant's products. The Note is convertible into Common Stock of the Registrant at the initial public offering price.

         The sales of securities referenced in paragraphs (1), (2), (4) and
(5) were either sold to persons outside the United States or were deemed to be exempt from registration under the Securities Act of 1933 in reliance on
Section 4(2) thereof. The securities referenced in paragraph (3) were either granted to persons outside the United States or were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Rule 701 promulgated under Section 3(b) thereof, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, though their relationships with the Company, to information about the Company.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits



Exhibit
 Number                   Description
-------                   -----------
    1.1      Form of Underwriting Agreement**
    3.1      Certificate of Incorporation of the Registrant*
    3.2      Bylaws of the Registrant*
    4.1      Specimen Certificate for Shares**
    5.1      Opinion of Arnold & Porter, U.S. Counsel to the Registrant**
   10.1      Letter Agreements between Dimotech Ltd. and the Registrant**
   10.2      Employment Agreement dated May 31, 1996 between Peter A. Bick,
             M.D., and the Registrant*
   10.3      [Reserved]
   10.4      Agreement between Oren Globerman and the Registrant*
   10.5      Agreement between Dr. Mordechay Beyar and Registrant*
   10.6      1995 Stock Option Plan of the Registrant, together with a
             form of agreement pursuant thereto*
   10.7      Lease for Hertzliya, Israel facility (English Translation)*
   10.8      1998 Long-Term Incentive Plan of the Registrant, together with a form of agreement pursuant thereto**
   10.9      Debenture dated December 10, 1996 issued by the Registrant to
             Medtronic, Inc.*
   10.10     Technology Development and License Agreement dated as of March
             16, 1998 among the Registrant, TomoTherapeutics, Inc. and the
             Titan Corporation**

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

   10.11     Letter of Intent dated as of May 1, 1998 among the Registrant,
             Indigo Medical, Inc. and Johnson & Johnson Development
             Corporation**
   10.12 Promissory Note dated as of May 1, 1998 issued by the Registrant to Johnson & Johnson Development Corporation**
   10.13     Agreement in Principle dated March 25, 1998 between Influence
             Medical Technologies, Ltd. and Galil Medical Ltd.**
   10.14 Letter agreement dated as of January 15, 1998 between the Registrant and Peter A. Bick, M.D., amending Dr. Bick's Employment
             Agreement**
   16.1      Letter regarding Change in Certifying Accountant*
   21.1      Subsidiaries of the Registrant*
   23.1      Consent of Arnold & Porter, U.S. Counsel to the Registrant
             (contained in Exhibit 5.1)
   23.2      Consent of Price Waterhouse LLP, independent accountants*
   23.3 Consent of Levisohn, Lerner, Berger & Langsam, Patent Counsel to the Registrant*
   24.1      Powers of Attorney*
   27.1      Financial Data Schedule

---------
   *   Previously filed.
  **   To be filed by amendment.

(b) Schedules

         All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, Certificates of Shares in such denominations and registered in such names as required by the Underwriters to permit prompt delivery of Shares to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 25th day of June 1998.

                                 INFLUENCE, INC.

                                 By:  /s/ Peter A. Bick, M.D
                                      ---------------------------------
                                      Name:  Peter A. Bick, M.D
                                      Title: President, Chief Executive Officer
                                             and Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


               Signature                                     Title                              Date
               ---------                                     -----                              ----
                   *                     Chairman of the Board of Directors and            June 25, 1998
                                         Director
---------------------------------------
             Lewis C. Pell

                   *                     Vice Chairman of the Board of Directors and       June 25, 1998
                                         Director
---------------------------------------
         Mordechay Beyar, M.D.

                   *                     Vice Chairman of the Board of Directors and       June 25, 1998
                                         Director
---------------------------------------
            Oren Globerman

/s/ Peter A. Bick, M.D.                  President, Chief Executive Officer and            June 25, 1998
---------------------------------------  Director (Principal Executive Officer)
          Peter A. Bick, M.D.


---------------------------------------  Director
            Shimon Eckhouse

/s/ Howard Machek                        Chief Financial Officer, Vice President,          June 25, 1998
---------------------------------------  Finance, and Treasurer (Principal Accounting
             Howard Machek               and Financial Officer)

*By:  /s/ Peter A. Bick, M.D                                                               June 25, 1998
     ---------------------------------
          (Attorney-in-fact)

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